Exhibit 99.1

BlueLinx Announces Fourth Quarter and Full Year 2022 Results

MARIETTA, GA, February 21, 2023 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months and twelve months ended December 31, 2022.

FOURTH QUARTER 2022 HIGHLIGHTS
(all comparisons are versus the prior year period unless otherwise noted)

•Net sales of $848 million, a decrease of $125 million
•Gross profit of $151 million, gross margin of 17.8% and specialty margin of 21.1%
•Net income of $32 million, or $3.50 diluted earnings per share
•Adjusted net income of $36 million, or $3.97 adjusted diluted earnings per share
•Adjusted EBITDA of $63 million, 7.4% of net sales
•Operating cash of $154 million and free cash flow of $137 million
•Available liquidity increased to $645 million, including $299 million cash on hand
•Acquired Vandermeer Forest Products on October 3, 2022, for $67 million

FULL YEAR 2022 HIGHLIGHTS
(all comparisons are versus the prior year period unless otherwise noted)

•Net sales of $4.5 billion, an increase of 4%
•Gross profit increased 7% to $833 million and gross margin increased 50 basis points to 18.7%
•Net income of $296 million, or $31.51 diluted earnings per share
•Adjusted net income of $306 million, or $32.55 adjusted diluted earnings per share
•Adjusted EBITDA increased 3% to an all-time high of $478 million, or 10.7% of net sales
•Record cash flow including $400 million of operating cash flow and $364 million of free cash flow

“Our fourth quarter and full year 2022 were highlighted by strong margin performance and record operating cash flow, demonstrating our ability to generate solid results despite more challenging macro conditions,” stated Dwight Gibson, President, and CEO of BlueLinx. “We continue to strengthen our financial position through robust cash generation, increasing our available liquidity. Throughout 2022, we allocated approximately $170 million of capital towards the acquisition of Vandermeer, capital expenditures that improved the effectiveness of our facilities and our fleet, and share repurchases.”

“Increasing interest rates have significantly slowed new residential construction and to a lesser extent, repair and remodel activity” continued Gibson. “We saw a meaningful deceleration in the demand for building products as the fourth quarter progressed and despite this, we delivered solid results. As we navigate this challenging cycle, our fortress balance sheet provides opportunities to further execute on our strategy.”

“Throughout 2023 we expect that sales volumes and margins will continue to be adversely impacted. Consistent with our actions in 2022, we will continue to drive rigor around pricing and emphasize operational excellence across our business, while adjusting costs as necessary. We will also maintain our disciplined approach to capital allocation to generate shareholder returns,” concluded Gibson.

FOURTH QUARTER 2022 FINANCIAL PERFORMANCE

In the fourth quarter of 2022, net sales were $848 million, a decrease of $125 million, or 13% when compared to the fourth quarter of 2021. Gross profit was $151 million, a decrease of $42 million, or 22%, year-over-year, and gross margin was 17.8%, down 210 basis points from the same period last year.

Net sales of specialty products, which includes products such as engineered wood, siding, millwork, outdoor living, industrial products and specialty lumber and panels, decreased $50 million, or 8%, to $592 million. This decline was primarily due to lower volume. Gross profit from specialty product sales was $125 million, a decrease of $16 million, or 11%, compared to the fourth quarter last year. Gross margin was 21.1% compared to 21.9% in the prior year period.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, decreased $75 million, or 23%, to $256 million in the fourth quarter and gross profit from sales of structural products decreased $27 million from $53 million in the prior year period. The decrease in structural sales and gross profit was due primarily to the year-over-year declines in the average composite price of framing lumber and structural panels, 36% and 26% respectively, in addition to lower volumes. Gross margin on structural product sales was 10.4% in the fourth quarter, down from 16.1% in the prior year period.

Selling, general and administrative (“SG&A”) expenses were $92 million in the fourth quarter, flat versus the third quarter of 2022 and $9 million, or 10%, higher than the prior year period. The year-over-year increase in SG&A was due primarily to investments in the Company’s workforce during the year, increased delivery costs and the inclusion of costs related to Vandermeer.

Net income was $32 million, or $3.50 per diluted share, versus $74 million, or $7.30 per diluted share, in the prior year period. Adjusted Net Income was $36 million, or $3.97 per diluted share. As a result of lower shares outstanding due to the Company’s share repurchases in 2022, earnings of $3.50 per diluted share included a $0.31 per share benefit and adjusted earnings of $3.97 per diluted share included a $0.35 per share benefit.

Adjusted EBITDA was $63 million, or 7.4% of net sales, as compared to $112 million, or 11.5% of net sales in the prior period.

Net cash generated from operating activities was $154 million in the fourth quarter of 2022 compared to $18 million in the prior year period. The increase in cash generated from operating activities was driven by a net benefit from working capital, specifically a $122 million reduction in accounts receivable and a $68 million reduction in inventory. Free cash flow was $137 million in the fourth quarter of 2022, up $128 million compared to the prior year period. We allocated $16.8 million to cash capital investments related to both distribution facilities and our fleet during the quarter.

FULL YEAR 2022 FINANCIAL PERFORMANCE

For the twelve months ended December 31, 2022, net sales were $4.5 billion, an increase of $173 million, or 4% year-over-year. Gross profit was $833 million, an increase of $55 million, or 7%, year-over-year, and gross margin was 18.7%, up 50 basis points. The increase in sales and gross profit reflects 14% growth in specialty product sales and a 10% decline in structural product sales.

Net sales of specialty products increased $351 million, or 14%, to $2.9 billion in the twelve months ended December 31, 2022. This growth was primarily driven by strategic pricing actions slightly offset by lower volumes. Gross profit from specialty product sales was $640 million, an increase of $79 million, or 14%, year-over-year and gross margin was 22.3%, consistent with the prior year period.

Net sales of structural products decreased $178 million, or 10%, to $1.6 billion in the twelve months ended December 31, 2022, and gross profit from sales of structural products decreased $24 million to $193 million. The decrease in structural sales and gross profit was due primarily to a decrease in the average composite price of framing lumber and structural panels year-over-year in addition to lower volumes. Gross margin on structural product sales was 12.2%, relatively consistent with the prior year period.

SG&A expenses were $366 million during fiscal year 2022, up $44 million, or 14%, when compared to the prior year period. The year-over-year increase in SG&A was due primarily to higher delivery costs resulting from increases in fuel prices and variable compensation, along with strategic investments in the Company’s workforce.

Net income was $296 million, or $31.51 per diluted share, versus $296 million, or $29.99 per diluted share in the prior year. Adjusted net income was $306 million and Adjusted earnings per share was $32.55 in the current year. As a result of lower shares outstanding due to the Company’s share repurchases in 2022, earnings of $31.51 per diluted share included a $1.60 per share benefit and adjusted earnings of $32.55 per diluted share included a $1.65 per share benefit.

Adjusted EBITDA was $478 million, or 10.7% of net sales, as compared to $464 million, or 10.8% of net sales in 2021.

Net cash generated from operating activities was $400 million for fiscal year 2022 compared to $145 million in fiscal year 2021. This was driven by a net benefit from working capital. Free cash flow was $364 million for fiscal year 2022 compared to $131 million in the prior year period.

CAPITAL ALLOCATION AND FINANCIAL POSITION

During the full year 2022 we allocated $169 million of cash including $67 million for the acquisition of Vandermeer, which occurred in the fourth quarter. $36 million was invested in cash capital investments used to improve our distribution facilities and upgrade our fleet, an increase of $21 million when compared to fiscal 2021. $66 million was allocated to buy back approximately 9% of our stock, $60 million of which was done through an accelerated share repurchase program that was completed in the third quarter of 2022. Currently, we have $34 million remaining under our share repurchase authorization.

As of December 31, 2022, total debt was $573 million, including $300 million of senior secured notes that mature in 2029 and $273 million of finance leases. Available liquidity was $645 million which included an undrawn revolving credit facility that had $346 million of availability plus cash and cash equivalents of $299 million. Net debt was $274 million, resulting in a net leverage ratio of 0.6x on trailing twelve-month adjusted EBITDA of $478 million.

FIRST QUARTER 2023 UPDATE

Through the first seven weeks of the first quarter of 2023, specialty product gross margin was in the range of 18% to 19% with daily sales volumes down approximately 15% versus the prior year reflecting the challenging macro environment. Structural product gross margin was in the range of 10% to 11% with relatively consistent sales volumes when compared to last year. The Company will continue to evaluate market pricing for wood-based commodities and adjust accordingly at the end of each period.

CONFERENCE CALL INFORMATION

BlueLinx will host a conference call on February 22, 2023, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com/events-and-presentations/default.aspx, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
Passcode: 13735176

To listen to a replay of the teleconference, which will be available through March 8, 2023:

Domestic Replay: 1-844-512-2921
Passcode: 13735176

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS

Noel Ryan
(720) 778-2415
investor@bluelinxco.com

Marketing & Communications
mediarequest@bluelinxco.com

NON-GAAP MEASURES

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Our Adjusted EBITDA and Adjusted EBITDA Margin are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted EBITDA and Adjusted EBITDA Margin, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Adjusted Net Income and Adjusted Earnings Per Share. BlueLinx defines Adjusted Net Income as Net Income adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings Per Share (basic and/or diluted) as the Adjusted Net Income for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented.

We believe that Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Our Adjusted Net Income and Adjusted Earnings Per Share (basic and/or diluted) are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted Net Income and Adjusted Earnings Per Share (basic or diluted), as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio. BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

Our net debt and overall net leverage ratio are not presentations made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. In addition, our net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could”, “expect,” “estimate,” “intend,” “may”, “project,” “plan,” “should”, “will”, “will be,” “will likely continue,” “will likely result””, “would” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our confidence in the Company’s long-term growth strategy; ; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction, repair and remodel activity and continued investment in existing and new homes; our positioning for long-term value creation; our efforts and ability to generate profitable growth; our ability to increase net sales in specialty product categories; our ability to generate profits and cash from sales of specialty products; our multi-year capital allocation plans; our ability to manage volatility in wood-based commodities; our improvement in execution and productivity; our efforts and ability to maintain a disciplined capital structure and capital allocation strategy; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; and whether or not the Company will continue any share repurchases.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: inflation; pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we distribute; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the lingering effect of global pandemics such as COVID-19 and other widespread public health crisis and their effects on our industry; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; variable interest rate risk under certain indebtedness; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices; availability of third-part freight providers; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; changes in, or interpretation of, accounting principles; the possibility that we could be the subject of securities class action litigation due to stock price volatility; activities of activist shareholders; and indebtedness terms that limit our ability to pay dividends on common stock.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
	(In thousands, except per share data)
Net sales	$847,769	$972,954	$4,450,214	$4,277,178
Cost of sales	696,620	779,419	3,617,230	3,498,751
Gross profit	151,149	193,535	832,984	778,427
Gross margin	17.8%	19.9%	18.7%	18.2%
Operating expenses (income):
Selling, general, and administrative	92,000	83,459	366,305	322,205
Depreciation and amortization	7,661	6,763	27,613	28,192
Amortization of deferred gains on real estate	(983)	(985)	(3,934)	(3,935)
Gains from sales of property	—	(7,140)	(144)	(8,427)
Other operating expenses	1,326	1,118	4,057	2,315
Total operating expenses	100,004	83,215	393,897	340,350
Operating income	51,145	110,320	439,087	438,077
Non-operating expenses (income):
Interest expense, net	9,280	11,816	42,272	45,507
Other expense (income), net	1,138	27	2,054	(1,306)
Income before provision for income taxes	40,727	98,477	394,761	393,876
Provision for income taxes	8,741	24,857	98,585	97,743
Net income	$31,986	$73,620	$296,176	$296,133

Basic income per share	$3.53	$7.57	$31.75	$30.80
Diluted income per share	$3.50	$7.30	$31.51	$29.99

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	January 1, 2022
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$298,943	$85,203
Accounts receivable, less allowances of $3,449 and $4,024, respectively	251,555	339,637
Inventories, net	484,313	488,458
Other current assets	42,121	31,869
Total current assets	1,076,932	945,167
Property and equipment, at cost	360,869	318,253
Accumulated depreciation	(155,260)	(137,099)
Property and equipment, net	205,609	181,154
Operating lease right-of-use assets	45,717	49,568
Goodwill	55,372	47,772
Intangible assets, net	34,989	13,603
Deferred tax assets	56,169	60,285
Other non-current assets	15,254	19,905
Total assets	$1,490,042	$1,317,454
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$151,626	$180,000
Accrued compensation	22,556	22,363
Taxes payable	—	6,138
Finance lease liabilities - short-term	7,089	7,864
Operating lease liabilities - short-term	7,432	5,145
Real estate deferred gains - short-term	3,935	3,934
Pension benefit obligation - short-term	1,521	—
Other current liabilities	16,518	18,347
Total current liabilities	210,677	243,791
Non-current liabilities:
Long-term debt, net of debt issuance costs of $4,057 and $4,701, respectively	292,424	291,271
Finance lease liabilities - long-term	265,986	266,853
Operating lease liabilities - long-term	40,011	44,526
Real estate deferred gains - long-term	70,403	74,206
Pension benefit obligation - long-term	—	11,605
Other non-current liabilities	20,512	21,953
Total liabilities	900,013	954,205
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,048,603 and 9,725,760 outstanding on December 31, 2022 and January 1, 2022, respectively	90	97
Additional paid-in capital	200,748	268,085
Accumulated other comprehensive loss	(31,412)	(29,360)
Accumulated stockholders’ equity	420,603	124,427
Total stockholders’ equity	590,029	363,249
Total liabilities and stockholders’ equity	$1,490,042	$1,317,454

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
	(In thousands)
Cash flows from operating activities:
Net income	$31,986	$73,620	$296,176	$296,133
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	7,661	6,763	27,613	28,192
Amortization of debt discount and issuance costs	330	(149)	1,153	1,411
Adjustment to debt issuance cost associated with term loan/revolver	—	1,603	—	7,394
Gains from sales of property	—	(7,140)	(144)	(8,427)
Amortization of deferred gain from real estate	(983)	(985)	(3,934)	(3,935)
Share-based compensation	3,588	1,580	9,617	6,590
Deferred income tax	6,228	8,140	5,289	356
Changes in operating assets and liabilities:
Accounts receivable	122,164	5,337	101,266	(45,994)
Inventories	68,280	(52,020)	20,759	(146,350)
Accounts payable	(60,005)	(30,386)	(31,808)	14,837
Taxes payable	(6,750)	(350)	(6,138)	(1,709)
Pension contributions	(11,198)	(248)	(11,876)	(1,100)
Other current assets	(11,195)	6,959	(11,635)	712
Other assets and liabilities	4,155	5,440	3,959	(3,087)
Net cash provided by operating activities	154,261	18,164	400,297	145,023

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(63,767)	—	(63,767)	—
Proceeds from sale of assets	316	7,675	964	10,327
Property and equipment investments	(16,807)	(8,991)	(35,886)	(14,415)
Net cash used in investing activities	(80,258)	(1,316)	(98,689)	(4,088)

Cash flows from financing activities:
Borrowings on revolving credit facilities	—	49,074	—	949,080
Repayments on revolving credit facilities	—	(270,582)	—	(1,235,724)
Repayments on term loan	—	—	—	(43,204)
Proceeds from senior secured notes	—	295,861	—	295,861
Common stock repurchase and retirement	—	—	(66,427)	—
Debt financing costs	—	(2,648)	—	(5,459)
Repurchase of shares to satisfy employee tax withholdings	(746)	(58)	(10,534)	(5,193)
Principal payments on finance lease liabilities	(3,678)	(3,478)	(10,907)	(11,175)
Net cash provided by (used in) financing activities	(4,424)	68,169	(87,868)	(55,814)
Net change in cash and cash equivalents	69,579	85,017	213,740	85,121
Cash and cash equivalents at beginning of period	229,364	186	85,203	82
Cash and cash equivalents at end of period	$298,943	$85,203	$298,943	$85,203

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
	(In thousands)
Net income	$31,986	$73,620	$296,176	$296,133
Adjustments:
Depreciation and amortization	7,661	6,763	27,613	28,192
Interest expense, net	9,280	10,213	42,272	38,113
Adjustment to debt issuance cost associated with term loan/revolver(1)	—	1,603	—	7,394
Provision for income taxes	8,741	24,857	98,585	97,743
Share-based compensation expense	3,588	1,580	9,617	6,590
Amortization of deferred gains on real estate	(983)	(985)	(3,934)	(3,935)
Gain from sales of property(1)	—	(7,140)	(144)	(8,427)
Acquisition-related costs(1)(2)	1,022	—	1,255	214
Restructuring and other(1)(3)	1,804	1,460	6,302	2,054
Adjusted EBITDA	$63,099	$111,971	$477,742	$464,071

(1) Reflects non-recurring items of approximately $2.8 million in beneficial items to the current quarterly period and approximately $4.1 million in non-beneficial items to the prior quarterly period. For the current fiscal year period, reflects non-recurring, beneficial items of approximately $7.4 million and the prior fiscal year period reflects $1.2 million of non-recurring, beneficial items.

(2) Reflects primarily legal, professional, technology and other integration costs.

(3) Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.

The following tables reconciles net income and diluted income per share to adjusted net income and adjusted diluted income per share:

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
	(In thousands, except per share data)
Net income	$31,986	$73,620	$296,176	$296,133
Adjustments:
Share-based compensation expense	3,588	1,580	9,617	6,590
Amortization of deferred gains on real estate	(983)	(985)	(3,934)	(3,935)
Gain from sales of property	—	(7,140)	(144)	(8,427)
Acquisition-related costs	1,022	—	1,255	214
Restructuring and other	1,804	1,460	6,302	2,054
Tax impacts of reconciling items above (1)	(1,168)	1,281	(3,274)	869
Adjusted net income	$36,249	$69,816	$305,998	$293,498

Basic EPS	$3.53	$7.57	$31.75	$30.80
Diluted EPS	$3.50	$7.30	$31.51	$29.99

Weighted average shares outstanding - Basic	9,036	9,724	9,328	9,615
Weighted average shares outstanding - Diluted	9,128	10,090	9,398	9,876

Non-GAAP Adjusted Basic EPS	$4.01	$7.18	$32.80	$30.52
Non-GAAP Adjusted Diluted EPS	$3.97	$6.91	$32.55	$29.71

(1) Tax impact calculated based on the effective tax rate for the respective three-month periods and twelve-month periods presented.

The following schedules presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
	(In thousands)
Net sales	$847,769	$972,954	$4,450,214	$4,277,178
Adjusted EBITDA	63,099	111,971	477,742	464,071
Adjusted EBITDA margin	7.4%	11.5%	10.7%	10.8%

The following schedules presents our revenues disaggregated by specialty and structural product category.

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
	(In thousands)
Net sales by product category
Specialty products	$591,538	$641,470	$2,871,628	$2,520,305
Structural products	256,231	331,484	1,578,586	1,756,873
Total net sales	$847,769	$972,954	$4,450,214	$4,277,178

Gross profit by product category
Specialty products	$124,589	$140,297	$640,370	$561,520
Structural products(1)	26,560	53,238	192,614	216,907
Total gross profit	$151,149	$193,535	$832,984	$778,427

Gross margin % by product category
Specialty products	21.1%	21.9%	22.3%	22.3%
Structural products(1)	10.4%	16.1%	12.2%	12.3%
Total gross margin %	17.8%	19.9%	18.7%	18.2%

(1) For additional information about our lower of cost or net realizable value (LC-NRV) adjustments, see our Form 10-K for the fiscal period ended December 31, 2022.

The following schedule presents Net Debt and the Net Leverage Ratio for the twelve months ended:

	Twelve Months Ended
	December 31, 2022	January 1, 2022
	(In thousands)
Finance lease liabilities - short term	$7,089	$7,864
Long term debt (1)	300,000	300,000
Finance lease liabilities - long term	265,986	266,853
Total debt	573,075	574,717
Less: available cash	298,943	85,203
Net Debt	274,132	489,514
Twelve month ended Adjusted EBITDA	$477,742	$464,071
Net Leverage Ratio	0.6x	1.1x

(1) For the period ended December 31, 2022, our long-term debt is comprised of $300.0 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our balance sheet at $292.4 million which is net of their discount of $3.5 million and the combined carrying value of our debt issuance costs of $4.1 million. For the period ended January 1, 2022, our long-term debt presented in this table is the balance presented on our balance sheet of $291.3 million, which is net of their discount of $4.0 million and the combined carrying value of our debt issuance costs of $4.7 million. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio.

The following schedule presents free cash flow:

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net cash provided by operating activities	$154,261	$18,164	$400,297	$145,023
Less: property and equipment investments	(16,807)	(8,991)	(35,886)	(14,415)
Free cash flow	$137,454	$9,173	$364,411	$130,608